TITULO DE REGISTRO DE MARCA

Instituto Mexicano de la Propiedad Industrial

Titular **JARROLD R. BACHMANN**

Nacionalidad	ESTADOUNIDENSE
Domicilio	INVERNESS DRIVE NO. 32950, SIN COLONIA EVERGREEN, CO. 80439 ESTADOS UNIDOS
Establecimiento	INVERNESS DRIVE NO. 32950, SIN COLONIA EVERGREEN, CO. 80439 ESTADOS UNIDOS
Marca	**944629**
Tipo de Marca	NOMINATIVA
Signo distintivo	**POCKET SHOT**
Clase 33	
Se aplica a	BEBIDAS ALCOHOLICAS (EXCEPTO CERVEZAS)
Expediente	793504
Fecha de presentación	JUL 11, 2006
Hora	11:19
Fecha de inicio de uso	MAY 23, 2006

El registro de referencia se otorga con fundamento en los artículos 1º, 2º fracción V, 6º fracción III, 125 y 126 de la Ley de la Propiedad Industrial.

De conformidad con el artículo 95 de la Ley de la Propiedad Industrial, el presente registro tiene una vigencia de diez años contados a partir de la fecha de presentación de la solicitud y el mismo podrá renovarse por periodos de la misma duración, en los términos establecidos en los artículos 133 y 134 del mismo Ordenamiento Legal.

Quien suscribe el presente título lo hace con fundamento en los artículos 6º fracción III y 7 bis 2 de la Ley de la Propiedad Industrial; 1º, 3º fracción V, inciso b), subinciso ii), primero, segundo, tercero y cuarto guion, 4º, 5º, 11 fracción I, y último párrafo y 15 fracción II del Reglamento del Instituto Mexicano de la Propiedad Industrial; 3º, 4º, 5º párrafos vigésimo cuarto a vigésimo séptimo, 17 fracción III, 28 y 31 del Estatuto Orgánico de este Instituto; 1º, 3º y 6º inciso a) y penúltimo párrafo del Acuerdo que delega facultades en los Directores Generales Adjuntos, Coordinador, Directores Divisionales, Titulares de las Oficinas Regionales, Subdirectores Divisionales, Coordinadores Departamentales y Otros Subalternos del Instituto Mexicano de la Propiedad Industrial.

MEXICO, D.F. A 25 DE JULIO DE 2006.

COORDINADOR DEPARTAMENTAL DE EXAMEN DE MARCAS 'C'

LIC. PATRICIA EGUIA PEREZ

20060320160

SSP/68503